Exhibit 10.1

ACKNOWLEDGMENT

The undersigned , being the director of Magical Glaze Limited, a company established under the laws of British Virgin Islands ("MGL"). hereby certifies and agrees, on behalf of MGL and not in his individual capacity, that (all capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in that certain Agreement, as defined below):

RECITALS

WHEREAS, a Convertible Promissory Note Purchase Agreement (the "Agreement,") dated as of December 15, 2014, was entered into by and between Solar Power, Inc., a California Corporation (the "Company"), and Union Sky Holding Group Limited, a company established under the laws of British Virgin Islands (the "Union Sky"), pursuant to which Union Sky purchased from the Company a convertible promissory note (the "Note") in the principal amount of $US20,000,000 (the "Principal Amount");

WHEREAS, on January 4, 2016, Solar Power, Inc. completed a redomicile merger with SPI Energy Co., Ltd. ("SPI"), a company established under the laws of Cayman Islands, and as a result, SPI succeeded to all rights and power and became subject to all the liabilities and obligations of the Company under the Agreement;

WHEREAS, a Debt Restructuring Agreement (the "2017 Amendment"), dated as of February 12, 2017, was entered into by and between SPI and Union Sky, pursuant to the Section l of which the maturity date of the repayment of US$6,600,000. US$6,700,000 and US$6,700,000 of the Principal Amount was extended to April 30, 2017, January 30, 2018 and January 30, 2019, respectively;

WHEREAS, pursuant to the Section 2 of the 2017 Amendment, in the event that SPI violates any provision of Section 1 of the 2017 Amendment. the repayment of the all unpaid Principal Amount by SPI will be accelerated and become due immediately and unconditionally; in the event that SPI fails to repay any amount due and payable, then a late fee will be charged on such past-due and outstanding amount on a daily basis at the annual rate of 18% starting from the earlier of the due date or accelerated due date until the full repayment of all the past-due amount as well as the late fees (the "Section 2 Provision"); and

WHEREAS, a Convertible Note Transfer Agreement (the "2018 Amendment"), dated June 29, 2018, was entered into by and among SPI, Magical Glaze Limited and Union Sky, pursuant to which, among others, Union Sky transferred all its rights and obligations under the Agreement to MGL and the maturity date of the repayment of US$6,600,000, US$6,700,000 and US$6 ,700.000 of the Principal Amount was further extended to December 31, 2019, June 30, 2020 and December 31, 2020, respectively;

NOW, THEREFORE.

l.       MGL acknowledges and confirms that the Section 2 Provision was not intended to carry over to the 2018 Amendment and was not intended to be a part of the 2018 Amendment. Therefore, the Section 2 Provision is of no force or effect and SPI is not and has not been in default under the Agreement. as amended; and

2.       MGL further acknowledges and confirms that it is making this acknowledgment above freely and voluntarily. without duress or coercion of any kind and as an informed and well-reasoned exercise of its business judgments.

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IN WITNESS WHEREOF, the party has caused this acknowledgment to be duly executed and delivered by its proper and duly authorized officers this 25 day of September, 2020.

MAGICAL GLAZE LIMITED

By: /s/ SHI Yuzhu
Name: SHI Yuzhu
Title: Director

Agreed and Acknowledged:

SPI ENERGY CO., LTD.

By: /s/ Peng Xiaofeng

Name: Peng Xiaofeng

Title: CEO and Chairman of the Board

[SIGNATURE PAGE TO ACKNOWLEDGMENT]

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